UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): February 3, 2006


                        Commission File Number 001-15977

                             Tiger Telematics, Inc.
             (Exact name of registrant as specified in its charter)

                   Delaware                                13-4051167
        (State or other jurisdiction of                  (IRS Employer
        Incorporation or organization)               Identification Number)

           550 Water Street Suite 937                         32202
            Jacksonville, FL
   (Address of principal executive offices)                (Zip Code)

                                 (904) 279-9240
              (Registrant's telephone number, including area code)


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Item 1.03 Bankruptcy or receivership.

The High Court hearing on February 2, 2006 regarding the Company's wholly owned subsidiary, Gizmondo (Europe) Limited's ("Gizmondo Europe") application for administration in the United Kingdom occurred and the Company did not proceed with its proposed acquisition of certain assets of Gizmondo Europe due to the failure of the Company's new lender to provide timely funds for the prepackaged acquisition. The High Court then issued a wind up order under UK law for Gizmondo Europe and appointed two firms as joint liquidators, David Rubin and Associates and Bigbee and Traynor. The Company assumes that the liquidator will terminate the remaining employees of Gizmondo Europe, cease Gizmondo Europe's operations, including the Gizmondo help desk, email and other product support services, and attempt to sell the assets thereof. The Company is discussing with its lender and the liquidators regarding the possibility of completing the acquisition of certain assets of Gizmondo Europe, which would need to be completed in the next few days, although no assurances can be given that the lender will provide the funds necessary to complete the transaction.

As a result of today's court order and the previously announced liquidations of the Company's Sweden and Manchester game studios, the Company will be able to eliminate over 80% of the total liabilities reported on its September 30, 2005 consolidated balance sheet or approximately $72 million.

The Company is considering its available options with its Texas games studio subsidiary and its kiosk sales units in the USA subsidiary in light of the High Court action in the UK. The Company is dependent on its $5M credit facility executed on January 31, 2005 for its immediate liquidity. The Company is in discussions with the lender under its credit facility as to its views of going forward in light of the above events. Strategic options for the Company include the possible sale of the Company or all or a portion of its assets, the sale of Gizmondo intellectual property rights, including patents and game rights which are owned by the Company, and continuing operations in the USA, which would require substantial debt and or equity financing. No assurance can be given that such financing will be available. The Company will report shortly on the restructuring plans as they develop.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit 10.1 a and b.

Security Agreement and Warrant Agreement relative to the Lending Agreement dated January 31, 2006 between Lafitte Partners, LLC and Tiger Telematics, Inc. reported in the Company's Form 8-K dated January 31, 2006.


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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TIGER TELEMATICS, INC.
(Registrant)


/S/ Michael W. Carrender        Chief Executive Officer        February 3, 2006
------------------------
    Michael W. Carrender